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                                                                   EXHIBIT 10.10

                                     MASTER

                         CLINICAL DEVELOPMENT AGREEMENT

                                     between

                            CORCEPT THERAPEUTICS INC.
                            Menlo Park, CA 94304-1005

                                       and

                               SCIREX CORPORATION
                                Horsham, PA 19044

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                      MASTER CLINICAL DEVELOPMENT AGREEMENT

THIS AGREEMENT, made as of the date last signed below is by and between Corcept Therapeutics Inc., a company incorporated in the State of Delaware, having its principal place of business at 275 Middlefield Road, Menlo Park, CA ("Corcept), and Scirex Corporation ("Scirex) a corporation of the State of Delaware having its principal place of business at 755 Business Center Drive, Horsham, PA 19044.

                                   WITNESSETH:

WHEREAS, Corcept is engaged in the development, manufacture, distribution and sale of pharmaceutical products and it currently wishes to evaluate Mifepristone; and

WHEREAS, Scirex is in the business of providing services for the development of new drugs and marketed drugs; and

WHEREAS, Corcept desires to contract with Scirex, and Scirex desires to be contracted by Corcept, for the purposes of providing such services to assist Corcept in the execution of clinical development projects and studies, as set forth in the attachments to this Agreement ("Exhibits").

NOW, THEREFORE, the parties hereby agree as follows:

                                 1. DEFINITIONS

1.1 "Affiliates" means any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated Party but only for so long as such relationship exists. For the purposes of this definition, "control" means i) ownership of at least fifty percent (50%) of the shares of stock entitled to vote for directors in the case of a corporation, or of at least fifty percent (50%) of the interests in profits of a business entity other than a corporation; or ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an individual, corporation, or other legal entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2 "Agreement" means this Master Clinical Development Agreement.

1.3 "Applicable Laws and Requirements" means all Federal, state and local laws, regulations, policies, and requirements that govern or apply to conduct of the Study and the Project and Services under this Agreement, including without limitation, the Food Drug and Cosmetic Act, [and such foreign governmental requirements as Corcept may inform Scirex are applicable],as they may be amended from time to time.

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1.4 "Project" means the work to be performed under a given assignment, including the Study Protocol and various other attached materials, as they may be amended in writing from time to time. The first such Project is the Scirex Proposal entitled "A Proposal to Provide Clinical Research Services for A Phase III, Multi-Center, Double-Blind, Placebo-Controlled Study of Safety and Efficacy of Mifepristone in Patients with Major Depressive Disorder with Psychotic Features (SCIREX Project 2169); A Phase III, Multi-Center, Open-Label Study of the Safety and Efficacy of Misepristone in Patients with Major Depressive Disorder with Psychotic Features" and dated 26 February 2001, (sometimes referred to as the Proposal), as it may be amended in writing from time to time, along with the corresponding Study Protocols, attached as Exhibit A.

1.5 "Project Exhibit" means the Exhibit describing the Project and containing the Study Protocol(s) and the Proposal.

1.6 "Study" means a clinical trial of a Study Drug, as set forth in a Study Protocol.

1.7 "Study Drug" means the drug being studied in the Protocol and in the Clinical Trial, under the direction of Scirex.

1.8 "Study Protocol" means the documents describing the design and procedures for the Study, set forth as a part of the Project Exhibit, as may be amended in writing from time to time. The first such Study Protocols are entitled "A Phase III, Multi-Center, Double-Blind, Placebo-Controlled Study of the Safety and Efficacy of Mifepristone in Patients with Major Depressive Disorder with Psychotic Features", and "A Phase III, Multi-Center, Open-Label Study of the Safety and Efficacy of Mifepristone in Patients with Major Depressive Disorder with Psychotic Features," attached as a part of Exhibit A, as they may be amended in writing from time to time.

                            2. OBLIGATIONS OF SCIREX

2.1 Corcept may from time to time retain the services of Scirex to provide clinical research services in connection with certain clinical research programs Corcept is conducting (individually, a "Study") as set forth in this Agreement and as will be more fully delineated in various project-specific descriptions that will be attached hereto as Project Exhibits.

2.2 In the event that the parties reach agreement with respect to a particular Study, a Project Exhibit for that specific Study shall, together with this Agreement (but separate and apart from any other Project Exhibits), collectively constitute the Agreement for that specific Study. No Project Exhibit shall be made or incorporated as a part of this Agreement without first being executed by the authorized representatives of the parties hereto. To the extent any terms set forth in a Project Exhibit conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly set forth by the parties in the Project Exhibit.


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2.3 Scirex will perform all services for Corcept in accordance with the relevant
Project Exhibit, including the Study Protocol, that will be provided by Corcept as a part of the Project Exhibit or will be prepared by Scirex under Corcept's direction and approved by Corcept. The Study Protocol will specify (without limitation) the research project, design, purpose, information desired, experimental and other procedures, estimated duration, budget, and other relevant matters, and will become a part of this Agreement upon its approval by the parties. If requested by Corcept, Scirex will assist in developing the Study Protocol such that it is consistent with current and reasonably anticipated Applicable Laws and Requirements. Scirex represents that it will provide all reasonable, professional, expert efforts to so assist Corcept.

2.4 Scirex hereby agrees to perform, with all due diligence, its obligations as described in this Agreement and each Project Exhibit (the "Services"). Such Services may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management and such other research and development services as Corcept may request and as may be set forth in the Agreement and the Project Exhibits. In providing the Services and implementing the Project Exhibits, Scirex shall fully comply with this Agreement; the Project Exhibits; the Study Protocols; the written instructions of Corcept; standard operating procedures approved in writing by Corcept; Good Clinical Practice; relevant professional standards; and all Applicable Laws and Requirements.

2.5 If Scirex is required to execute or obtain the execution of any agreements with a site to conduct a clinical trial or study ("Site Agreements"), such Site Agreements shall contain all provisions as specified by Corcept in the applicable Project Exhibit or as otherwise approved in advance by Corcept in writing, and shall include binding budgets approved in advance by Corcept.

                        3. TRANSFER OF RESPONSIBILITIES

3.1 In order to achieve compliance under regulations at 21 CFR 312.52, Corcept must identify all responsibilities that will be transferred to Scirex in each Project Exhibit. Each Exhibit will contain a detailed description of transferred obligations. Corcept agrees that the same description and extent of obligations transferred should be included in form FDA-1571, Section #13 relating to the specific Study Drug(s) under investigation. Scirex agrees to carry out diligently all transferred obligations.

                              4. CLINICAL SUPPLIES


4.1 Unless otherwise specified in a Project Exhibit to this Agreement, Corcept will supply the clinical investigators with Study Drugs and other clinical drug supplies as are agreed upon by Scirex and Corcept for the timely completion of the Projects, and will direct the shipment of any such supplies to the location indicated by Scirex, within a reasonable time after receipt of notification from Scirex of the need for any such clinical


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supplies. If applicable pursuant to the Project Exhibit, Scirex shall maintain an accurate inventory of such Study Drugs and, at the end of the Study, or upon its earlier termination, shall promptly use its best efforts to cause the Clinical Investigators to return all unused Study Drugs and other drug supplies to Scirex, consistent with the inventory.

                              5. STATUS REPORTING

5.1 Scirex will provide status reports on the Projects as agreed to in each specific Project Exhibit. The status reports will include, but not be limited to: the number of patients entered, dropped, and completed in the Projects. Reports of monitoring visits will also be provided on a timely basis as specified in attached Project Exhibits.

                                  6. PERSONNEL

6.1 The Services with respect to each Study shall be performed by Scirex under the direction of the person identified as the project manager in the applicable Project Exhibit or such other person identified by Scirex and acceptable to Corcept ("Project Manager"). The services of the Project Manager and any other Scirex personnel, as mutually agreed upon and named in a Project Exhibit, are considered essential to the performance of each Study ("Key Personnel"). No other person(s) may be substituted for any Key Personnel, Project Manager, or Principal Investigator, except with Corcept's prior written approval, which shall not be unreasonably withheld. In the event that any Key Personnel, Project Manager, or Principal Investigators are substituted without the prior written approval of Corcept, the Project or the Agreement may be terminated, in whole or in part, by Corcept.

6.2 Scirex shall at all times provide, and and use its best efforts to cause its subcontractors provide, a sufficient number of properly trained clinical research personnel on a given Study to meet the demands of that Study. Scirex represents that all persons assigned to a Project or otherwise performing work under this Agreement are qualified, trained, and experienced in the performance of their assigned tasks.

6.3 Scirex shall not subcontract or assign any Services involving administration of Study Drug, or central laboratory services under a Project Exhibit without the prior written consent of Corcept, which consent may be withheld with or without reason. Scirex shall utilize the precise wording and provisions required by Corcept for any such subcontract or assignment.

                                   7. RECORDS


7.1 Scirex shall maintain all materials, information, source documents, correspondence, and data obtained or generated by Scirex or its employees, agents, consultants, or contractors, in the course of providing the Services hereunder, including all electronic media, computerized records and files, (collectively "Records") in accordance with this Agreement, the Project Exhibit, Good Clinical Practice, all


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Applicable Laws and Requirements, and will use its best efforts to ensure that they are maintained in a safe and secure manner protected from fire, theft, disclosure, and destruction. Scirex shall cooperate with any internal review or audit by Corcept or Corcept's authorized representative and make any and all Records available for examination and duplication, during normal business hours and at mutually agreeable times. Scirex will cooperate with Corcept in accommodating any unannounced visits, investigations, or inspections by regulatory authorities, including without limitation FDA, and will provide documents, information, and access properly requested. Scirex will promptly notify Corcept of any regulatory inquiries, proposed regulatory actions, investigations, site visits (whether announced or unannounced), correspondence, or communications that relate to the Study, the Services, the Project Exhibit, or this Agreement.

7.2 At any time Corcept may request in writing that all Records be (i) delivered to Corcept to a location designated in Corcept's written request in such form as is then currently in the possession of Scirex; (ii) retained by Scirex for Corcept in a safe and secure manner as described in Paragraph 7.1 and for a period to be defined by Corcept's written request; or (iii) disposed of, at the direction and written request of Corcept, unless such materials are otherwise required to be stored or maintained by Scirex as a matter of law or regulation. In no event shall Scirex dispose of any Records without first giving Corcept sixty (60) days prior written notice of its intent to do so.

7.3 Scirex will permit Corcept representatives to examine or audit, with reasonable notice, the work performed under this Agreement, the facilities, systems, and equipment at or with which the Services are performed, and the personnel, procedures, programming, and records related to such Services.

7.4 Scirex represents and warrants that all computer systems and electronic records used by Scirex comply with all Applicable Laws and Requirements, and to its knowledge are free of any unintended programming problems, viruses, locks, or access controls that will impair Corcept's use of such records, recognizing that Corcept must have access from Scirex to use such records in accordance with the provisions of Paragraph 8.5.

7.5 Scirex shall make all reasonable efforts to assure cooperation and compliance with the requirements of Paragraphs 7.1 through 7.4 by its employees, agents, and subcontractors.

                          8. CONFIDENTIAL INFORMATION

8.1 All information received by Scirex from Corcept concerning the implementation of the Projects is considered to be confidential information to Corcept. This confidential information will be held in confidence by Scirex and not disclosed to third parties; provided however, that confidential information shall not include, and the obligations of confidentiality and non-disclosure shall not apply to, disclosed information that:


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     (a) is or becomes publicly available through no fault of Scirex;

     (b) is disclosed to Scirex by a third party entitled to disclose it;

     (c) is already known to Scirex as shown by its prior written records; or

     (d) is required by law to be disclosed.

8.2 Scirex will only use the confidential information furnished by Corcept for the purpose of its obligations under this Agreement. Upon the completion or earlier termination of this Agreement, Scirex will promptly return to Corcept all written confidential information, as well as all written material that incorporates any confidential information, other than such information that it is required by government regulations to retain. Scirex shall have the right to retain one confidential copy of all documents relating to the Projects.

8.3 Scirex will not disclose, without the prior written consent of Corcept, any such confidential information to any third party other than employees ; hospital authorities, institutional review board members, clinical investigators, and others who must be involved in this Project program; provided that all such parties have a need to know the information in order for this Agreement to be performed. All confidential information will contain a statement from Corcept indicating that the information is confidential and should not be disclosed to unauthorized individuals.

8.4 Scirex will not use any such confidential information for its own benefit or for the benefit of any third party, and will not furnish to any third party any materials which incorporate any confidential information except as otherwise herein above provided. All obligations of confidentiality and non-disclosure set forth in this Agreement will survive, without limitation, the expiration or earlier termination, for any reason, of this Agreement.

8.5 During the term of this Agreement and thereafter (including following any termination), Corcept, for itself and it employees, agents and independent contractors, agrees to retain in confidence and not disclose to any third parties any Scirex Confidential Information without having first obtained Scirex' written consent to such disclosure. During the term of this Agreement, but not thereafter (including following any termination), Corcept may have access or use Scirex Confidential Information only in connection with the Projects; provided, however, that Corcept may not run or have or have access to Scirex computer programs or computer code without Scirex' permission, although Scirex will run its computer programs and provide printouts and raw data as part of the Services provided hereunder and as and when requested by Corcept during the term of this Agreement. Scirex will run computer programs and provide printouts and raw data to Corcept after the term of this Agreement expires or is terminated for any reason (i) if so requested by Corcept, and (ii) if Scirex and Corcept have mutually agreed


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to terms for payment for such Services. If Scirex or a Scirex assignee or successor is not available to run computer programs developed for the Project due to bankruptcy or insolvency, then Scirex will make available such computer programs to Corcept under the conditions of a confidential restricted use license, the terms of which will be mutually agreed upon. If Scirex terminates this Agreement without cause, and following such termination fails to reach agreement with Corcept to either (i) run computer programs and provide printouts and raw data, or (ii) make those programs available to Corcept for its use, Corcept will not be required to pay Scirex for its Services to the extent such Services are directly related to the development of those computer programs. "Scirex Confidential Information" shall include but not be limited to confidential and proprietary know-how, statistical approaches, computer programs, operating procedures, formulations, methods, processes, specifications and all other intellectual property of Scirex, provided that Scirex Confidential Information shall be subject to exceptions based on public knowledge, prior or lawfully obtained Corcept knowledge, and requirements of law, corresponding to the exception set forth in Paragraph 8.1; and further provided that such information is identified in writing as confidential at the time it is disclosed.

8.6 Scirex shall require that its employees, agents, and shall use its best efforts to cause its subcontractors comply with the requirements of Paragraphs
8.1 through 8.4 and shall, in any subcontract or assignment, require protections regarding confidential information at least as rigorous as set forth in those paragraphs.

                         9. ACCEPTANCE OF WORK PRODUCT

9.1 Corcept agrees to review all work products submitted by Scirex and to advise Scirex promptly of any errors or omissions of which Corcept becomes aware in the course of its review or thereafter. Scirex shall promptly, at its expense, correct all errors or omissions that it discovers or which are brought to its attention by Corcept within ninety (90) days after submission of work product to Corcept, and will make corrections to all errors or omissions after ninety (90) days for additional compensation at cost. Cost shall be defined as Scirex' standard hourly rates reduced appropriately to eliminate Scirex' corporate SG&A and profit. Cost shall also include pass-through expenses.

                                10. COMPENSATION


10.1 A payment schedule for the performance of the Services ("Payment Schedule") and related expenses shall be included in each Project Exhibit attached to this Agreement. Scirex shall use its best efforts to complete its obligations under each Project Exhibit in the timeframe specified, recognizing that time is important in the performance of this Agreement. Except as otherwise expressly provided in the applicable Project Exhibit, Scirex shall submit to Corcept an invoice describing the Services performed and, where applicable, expenses incurred during a particular month on a monthly basis. Costs shall not exceed those set forth in the Project Exhibit, except as mutually agreed to as specified in Paragraph 11. Payment under this Agreement shall be made by Corcept within thirty


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(30) days of receipt of an itemized invoice and appropriate documentation reasonably acceptable to Corcept and in accordance with this Agreement and the Project Exhibit. Payment may be withheld for only that portion of those invoice items that Corcept reasonably determines does not meet the requirements of this Paragraph. Corcept shall, within the thirty (30) day period, notify Scirex respecting any contested amounts or questions regarding an invoice or invoice item. Scirex agrees to respond to requests by Corcept to clarify questions on any invoice or invoice item, and Corcept agrees that it will use its best efforts to resolve contested invoice items in a timely and reasonable fashion. Scirex acknowledges and agrees that Corcept is not obligated to pay such contested amounts otherwise due and payable within the thirty (30) day period until such time as the contested issues are resolved to the satisfaction of Corcept, and that Corcept will not be subject to any penalty or finance charge for such withheld payments, provided that Corcept acts in good faith.

10.2 Payments will be made by check payable to the party designated and mutually agreed upon herein, and sent to the appropriate persons designated in Paragraph
25.1 of this Agreement. For any payments to be made by Scirex to third parties or subcontractors, as delineated in an appropriate Project Exhibit, Scirex shall have the responsibility and obligation to make such payments, including proper and timely disbursements of the funds received from Corcept for such purposes to the appropriate parties.

10.3 Reasonable travel, supplies, and other incidental related expenses that are required in support of the Study and that are consistent with the Project Exhibit and any applicable budgets, shall be reimbursed by Corcept provided as follows:

     (a) All air travel shall be at coach fares; and

     (b) Upon request by Corcept, Scirex shall promptly provide documentation and receipts regarding any such expenses.

10.4 Taxes (and any penalties and interest thereon) imposed on any payment made by Corcept to Scirex shall be the responsibility of Scirex.

10.5 Scirex shall maintain complete and accurate accounting records related to its participation in the Study in accordance with Generally Accepted Accounting Principles. These records shall be available for inspection, review and audit at reasonable times by Corcept, or its authorized representative, at Corcept's expense, for three (3) years following the end of the calendar year in which such costs are incurred.

                               11. CHANGE ORDERS


11.1 In the event of a change in the scope of the project that is outside the control of Scirex, the identifying party will promptly notify the other party of such change ("Change


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Notice"). "Outside the control of Scirex" is defined for the purposes of this section 11 as situations limited to the following:

     (a) an amendment to the Study Protocol is requested by Corcept;

     (b) a deviation from the Protocol is required by generally accepted standards of clinical research and medical practice relating to the safety of Research Subjects;

     (c) an unanticipated side effect of the Study Drug during the course of the Study significantly slows subsequent enrollment in the Study;

     (d) the occurrence of a Force Majeure;

     (e) a material failure on the part of Corcept to fulfill its responsibilities in a timely manner; or,

     (f) a material additional service, requested by Corcept, and not identified in the Project Exhibit, which Scirex can establish was not contemplated by the parties, and does not arise from either (i) the requirement for Scirex to conduct the Study with due diligence and in compliance with All Applicable Requirements; or from (ii) a Scirex omission, oversight, mistake, or error in accurately predicting the services and costs necessary to conduct the Study in compliance with such requirements.

A change in one of the assumptions set forth in the Project Exhibits (including, without limitation, those set forth in bold type) does not itself justify a change order unless such change meets one of the above criteria. Within 20 working days of Scirex sending or receiving such Change Notice, Scirex shall provide Corcept with its proposal of a modification to the timeline and the costs arising from such change ("Change Order"), whether such change results in an increase or decrease to the timeline or costs. Corcept shall have 15 working days to review and respond to the Change Order. If the parties do not agree as to whether a change outside the control of Scirex has taken place, or if Corcept does not approve such Change Order and has not terminated the Project, both parties will use their best efforts to agree in writing and on time and cost estimates that are mutually acceptable.


11.2 Notwithstanding any other provision of this Agreement, Scirex shall not, without the prior written approval of Corcept (a) exceed or alter the budgets or cost estimates contained in the Project Exhibits (including, without limitation, the enrollment costs), or authorize or approve any amendment or increase in the budgets or cost estimates for the Site Agreements; (b) use any amounts designated in the budget as intended for Site Agreements for any other purpose;
(c) exceed, in any Site Agreement, the maximum total per patient cost established in the Project Exhibit. Pass-through expenses (including


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without limitation all Site Agreement costs and expenses) will be billed to
Corcept with no markup. SCIREX will use every reasonable effort to minimize these pass-through expenses while meeting the Study requirements and the requirements of this Agreement.

11.3 During the period when a Change Order is being prepared and reviewed, Scirex shall continue to perform the Project and Study, if possible, but will not be obligated to perform those services that have resulted from changes outside of the control of Scirex until agreement has been reached on the Change Order; provided, however, that, under certain emergency circumstances, including situations involving patient safety or other time-sensitive matters, Scirex will initiate work on a Change Order prior to its execution if Corcept provides written authorization to perform such work.

                             12. EARLY TERMINATION

12.1 Study Drug administration and/or any patient participation in any Study or Project Exhibit may be terminated, in whole or in part, by Corcept immediately upon written notice to Scirex, if any of the following conditions occur:

     (a) authorization and approval to perform the Study is withdrawn by the governing regulatory body;

     (b) animal, human and/or toxicological test results, in the opinion of Corcept, support termination of the Study; or

     (c) in consideration of patient safety and welfare.

12.2 This Agreement or any Project Exhibit or Study may be terminated by Corcept at any time, with or without cause, upon thirty (30) days written notice to Scirex. Scirex will make best reasonable efforts to mitigate and curtail expenditures during such notice period.

12.3 Upon the effective date of termination, Scirex shall provide an accounting of costs incurred and expenditures made by Scirex in relation to the Project Exhibit; such accounting shall be subject to verification by Corcept. Within thirty (30) days after receipt of adequate documentation and justification therefore, Corcept shall make a payment to Scirex (and/or Scirex may retain from monies previously paid by Corcept) for Services performed, including fees, institutional costs, and other out-of-pocket costs, to the reasonable satisfaction of Corcept as follows:

     (a) actual reasonable, documented costs incurred by Scirex in performing Services and in terminating the Project Exhibit until the effective date of termination and for which Scirex has not yet been paid; and


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               (b)  reasonable non-cancelable obligations properly incurred by
                    Scirex prior to the effective date of termination that cannot be mitigated through the reasonable best efforts of Scirex.

Notwithstanding the preceding, Corcept may offset from such amounts any prior overpayments or amounts otherwise owed by Scirex to Corcept, and any funds held by Scirex which are unearned at the date of such termination shall be returned to Corcept within thirty (30) days of termination.

12.4 Any funds held by Scirex which are unearned at the date of completion or termination shall be returned to Corcept within thirty (30) days of completion or termination of the Project Exhibit or this Agreement.

12.5 In the event of any early termination hereunder:

               (a) Scirex shall furnish Corcept any work product completed pursuant to the Project Exhibit. If Corcept plans to continue the Study, Scirex shall assist in smoothly transferring the conduct of the Study to Corcept or its designee.

               (b) Corcept and Scirex shall cooperate in a manner which recognizes the interests and welfare of the patients and is designed to be safe for the patients enrolled in the Study in accordance with Good Clinical Practices and in compliance with all Applicable Laws, regulations and rules.

               (c) In addition to the costs, expenses and fees specified in this Section 12, provided that (i) Corcept has not terminated the Project(s) because of SCIREX' breach of a material obligation under this Agreement, or (ii) the Project has not been terminated in accordance with Paragraph
                    12.1 herein, Corcept shall pay to SCIREX the funds required to cover expected labor costs for ninety (90) days following the termination. Should team members transition to other projects during this period, Corcept will not cover the costs of those team members past the transition date(s). SCIREX shall use its best efforts to transition team members to other projects as quickly as possible. Prior to transitioning to other projects, team members are fully available to Corcept to work on any Corcept project under Corcept direction at no additional cost, except for reimbursement of out-of-pocket expenses.

                          13. INDEMNITY AND INSURANCE

13.1 Corcept will agree to indemnify the investigators upon request, and through independent documentation, from and against any and all cost, loss, damage, claim, or


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action (including reasonable attorney's fees) in accordance with its customary terms and conditions.

13.2 Scirex Indemnity. Scirex shall indemnify, defend, and hold harmless Corcept and its Affiliates and their successors and respective officers, directors, employees, and agents from any loss, damage, liability, cost or expense (including reasonable attorney's and expert's fees, costs, and disbursements) (together a "Loss") arising from or related to any claim, demand, assessment, action, suit, or proceeding ("Claim") arising, directly or indirectly from, or occurring during the conduct of the Projects, to the extent caused, in whole or part, by Scirex' non-performance of this Agreement, the Project Exhibit, and the Study Protocol, all written instructions delivered by Corcept concerning administration of the Study Protocol, and all Applicable Laws and Requirements, the negligence, gross negligence, recklessness, intentional misconduct or inaction of Scirex or its officers, directors, employees, or agents; provided:

               (a) Scirex is notified within fifteen (15) working days of Corcept's knowledge of any Loss arising from any Claim for which indemnification and/or defense under this Agreement might be sought; and

               (b) Corcept its directors, officers, employees, and agents fully cooperate with Scirex and its legal representative.

13.3 Corcept Indemnity. Corcept shall indemnify Scirex and its Affiliates and their successors and respective officers, directors, employees, and agents from any Loss arising from or related to a Claim (excepting those Losses or Claims for which Scirex indemnification is provided under Paragraph 13.2) to the extent that it arises from or relates to (i) personal injury to a participant in the Study or personal injury to any employee or agent of Scirex directly or indirectly caused by the Study Drug, or (ii) the Drug's harmful or otherwise unsafe effect, or (iii) the negligence, gross negligence, recklessness, intentional misconduct or inaction of Corcept in the performance of its obligations under this Agreement, or a Project Exhibit, or any Study Protocol, except for:

               (a) Corcept is notified within fifteen (15) working days of Scirex' knowledge of any Loss arising from any Claim for which indemnification and/or defense under this Agreement might be sought; and

               (b) Scirex its directors, officers, employees, and agents fully cooperate with Corcept and its legal representative. In addition, Scirex will use its best efforts to obtain the cooperation of the subcontractors.

13.4 Upon receipt of notice of any Claim that may give rise to a right of indemnity from the other party hereto, the party seeking indemnification
(the "Indemnified Party") shall give prompt written notice thereof to the other party, (the "Indemnifying Party") of such a Claim for indemnity. Promptly after a Claim is made for which the Indemnified


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Party seeks indemnity, the Indemnified Party shall permit the Indemnifying
Party, at its own option and expense, to assume the complete defense of such Claim.

13.5 The Indemnifying Party shall keep the Indemnified Party informed as to the progress of its defense of any such Claim, and shall not compromise or otherwise settle any such claim or lawsuit without the Indemnified Party's prior written consent.

13.6 The obligations of the parties under this Section 13 shall survive the termination of the Projects and this Agreement.

13.7 Scirex agrees that it will maintain and shall, upon written request, provide evidence of same to Corcept, the following insurance or self-insurance necessary to meet its liability obligations under this Agreement and any Project Exhibit, and satisfactory to Corcept in amounts no less than that specified for each type:

     (a) general liability insurance (naming Corcept as an additional insured) with combined limits of not less than $1,000,000 per occurrence and $2,000,000 aggregate for bodily injury including death and property damage; and

     (b) professional liability coverage, including death and bodily injury (naming Corcept as an additional insured) for the Scirex employees, contractors and agents providing Services under this Agreement with limits not less than $2,000,000 per occurrence and $4,000,000 aggregate; and

     (c) Workers' Compensation insurance in the amount required by the law of the state(s) in which Scirex's employees are located.

     (d)  automobile liability insurance in the amount of $1,000,000.

13.8 Corcept agrees that it will maintain and shall, upon written request, provide evidence of same to Scirex, the following insurance or self-insurance necessary to meet its liability obligations under this Agreement and any Project Exhibit, and satisfactory to Scirex in amounts no less than that specified for each type:

     (a) product/completed operations coverage (including bodily injury and property damage arising out of clinical testing arising out of clinical testing of products manufactured or distributed by Corcept) (naming Scirex as an additional insured), with combined limits of not less than $5,000,000 per occurrence, and $5,000,000 aggregate; and

     (b) Workers' Compensation insurance in the amount required by the law of the state(s) in which Corcept's employees are located.



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13.9 Insurance required by Paragraph 13.7 and 13.8 shall be maintained during the performance of this Agreement and, if on a "claims made" basis, for five years thereafter. There shall be a thirty (30) day notice of cancellation with respect to the insurance coverage required hereunder, and the other party shall be promptly notified in the event of any cancellation, intention of insurer or the party not to renew, or any material change in the insurance contract or coverages afforded. Each party shall be solely responsible for the payment of any deductible or self-insured retention under each of their respective policies.

                    14. CONFLICTS AND FINANCIAL DISCLOSURES

14.1 Scirex represents and warrants that it is not a party to any agreement or obligations that would prevent it from fulfilling its obligations under this Agreement, or that might impair FDA's acceptance of the resulting data, or Corcept's proprietary rights or interests in the Confidential Information, and that no such obligations, impediments, or conflicts will be commenced, incurred, or permitted without the prior written approval of Corcept. Scirex further represents and warrants that all of its personnel performing work under this Agreement will have all training, information, licenses, approvals, and certifications necessary to safely, adequately, professionally, and lawfully perform this Agreement and the Projects.

14.2 For any Project Exhibit that in any way relates to a Study that may be submitted to FDA for review in a marketing application, and as applicable pursuant to a Project Exhibit, Scirex is responsible for requiring that all appropriate certifications and financial disclosure statements are completed by affected entities or institutions, as provided in 21 C.F.R. Part 54, and as described in this Paragraph 14.2. Scirex shall require, and use best efforts to ensure, that any Institution or Investigator or other subcontractor performing services under this Agreement each certify that they shall, in any form or manner reasonably requested by Corcept, disclose and certify, and cause any sub-Investigators for the Study to disclose and certify, all of the following that they and their spouses, domestic partners and dependent children own or possess directly, indirectly, or equitably (all collectively "Financial Interests"):

               (a) All compensation, payments (including other research grants, consulting or director's fees, honoraria, speaking and meeting travel fees, and reimbursement), and items or services of value provided by or on behalf of Corcept (excluding compensation received under this Agreement);

               (b) All licenses, assignments, or other conveyances of rights or interests in real, personal or intellectual property with Corcept or relating to the Study Drug.


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

           (c) All forms of interest in the equity (including stock, options and warrants) or debt of Corcept or of other entities having a financial interest in the Study Drug; and

           (d) All other financial interests, payments and other compensation described in 21 C.F.R. Section 54.2(a)-(f).

Scirex shall also ensure that (i) during the conduct of the Study and for one year after its completion, Institution and Investigator agree to execute and update such forms, disclosures and certifications now or subsequently required by Corcept or FDA related to the Financial Interests (ii) Institution warrants that it has implemented a conflicts of interests disclosure and management policy and program that complies with the requirements and regulations issued or administered by applicable regulatory agencies and (iii) Investigator warrants that he has and will continue to comply with such policies and programs.

In the event that any entity or individual declines to cooperate in providing the information, disclosures, and certifications set forth above, Scirex shall promptly notify Corcept.

                   15. NOTIFICATION OF DISCIPLINARY MEASURES

15.1 Scirex represents and warrants that it has not been, nor will it use in any capacity any corporation, partnership, association or other entity or individual, including an IRB and any contractors, to perform any manner of service related to the Study, that has been: (i) subject to or threatened with debarment, suspension, or disqualification under the provisions of the Federal Food, Drug & Cosmetic Act, 21 U.S.C. 335a; or (ii) subject to any other suits, complaints, restrictions, sanctions or other disciplinary measures by the FDA or any other governmental agency, judicial, institutional or professional body (including arbitrators and accreditation and licensing organizations) with respect to the performance of scientific or clinical investigations, conflicts of interest, or the provision of health care (including claims or suits regarding medical malpractice); or (iii) as of the date of this Agreement, subject to any pending or threatened claims, actions, complaints, disputes, suits, proceedings or investigations that might result in such restrictions, sanctions or other disciplinary measures. In the event that Scirex becomes aware of any allegations or investigations regarding actual or threatened claims of professional or research malpractice, misconduct, conflicts of interest, or violation of law of any individual, corporation, partnership, association, contractor, or other entity providing services that directly or indirectly relate to performance of Studies, Scirex shall immediately inform Corcept. Corcept shall have the right to terminate the Study or this Agreement immediately upon receipt of any such notice. Scirex shall use reasonable diligence to ascertain, on an ongoing basis, any of the foregoing disciplinary measures relevant to this Agreement.


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                          16. LIMITATION ON LIABILITY

16.1 Exclusion of Damages. In no event shall either party be liable to the other party, or its employees, officers, directors, agents, successors and assigns for any special, exemplary, indirect, incidental, consequential or punitive damages of any kind or nature whatsoever (including, without limitation, lost revenues, profits, savings or business) or loss of records or data, whether in an action based on contract, warranty, strict liability, tort (including, without limitation, negligence) or otherwise, even if such party has been informed in advance of the possibility of such damages or such damages could have been reasonably foreseen by such party.

                               17. FORCE MAJEURE

17.1 No party shall be liable for a delay in performance or failure to perform this Agreement to the extent such failure to perform is caused by any reason beyond control, and by reason of any of the following: labor disturbances of any kind, accidents, failure of any governmental approval, acts of God, energy or conservation measures, failure of utilities, mechanical breakdown, material shortages, fire, explosion, war, invasion, government acts, weather or civic unrest, or disease; provided, however, that the party who is unable to perform resumes performance as soon as possible following the end of the occurrence causing delay or failure.

                             18. PROPERTY OWNERSHIP

18.1 All materials, documents, information and suggestions supplied to Scirex by Corcept or prepared or developed by Scirex exclusively for this Agreement (except for Scirex confidential and proprietary know-how, statistical approaches, computer programs, operating procedures, formulations, methods, processes, specifications and all other intellectual property as specified in Paragraph 8.5) shall be the sole and exclusive property of Corcept, and Corcept shall have the right to make whatever use it deems desirable of any such materials, documents and information. Unless otherwise required by law or by the terms of this Agreement, all such Corcept property which Scirex shall have in its possession shall be maintained by Scirex for a period of not less than three
(3) years from the date or receipt thereof and shall be organized in such manner that it will be ready for immediate reference. After three (3) years, Scirex may dispose of such property in accordance with Corcept's instructions. If Corcept fails to give said instructions, Scirex shall so notify Corcept; and if said instructions are still not forthcoming within thirty (30) days of said notification, then Scirex may destroy such property as it determines. In all circumstances, Scirex may at its discretion, maintain a copy of such property for customary business purposes.


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

                                19. PUBLICATION

19.1 Scirex may not publish any articles or make any presentations relating to this Agreement, the Services, or a Study or referring to data, information or materials generated or developed as part of this Agreement, the Services, or a Study or results therefrom or analyses thereof, in whole or in part, without the prior written consent of Corcept.

                                20. USE OF NAME

20.1 The parties hereto shall not use or permit others to use the name of the other party nor of any employee of the other party or refer to their participation in any Study for any sales, publicity, promotional, press or media purposes without the prior written consent of the other party. Scirex agrees not to refer to its participation in the Studies for any sales, publicity, promotional, press or media purposes without the prior written consent of Corcept.

                               21. PATENT RIGHTS

21.1 Scirex will disclose promptly to Corcept or its nominee any and all inventions, discoveries, and improvements conceived, reduced to practice, or made by Scirex or its employees, or agents while providing services to Corcept pursuant to the Agreement and relating to such services, and agrees promptly to assign all its interest therein to Corcept or its nominee whenever requested to do so by Corcept. Scirex will execute any and all applications, assignments, or other instruments and give testimony which Corcept shall deem necessary to apply for and obtain Letters of Patent of the United States or of any foreign country or to otherwise protect Corcept's interests therein, and Corcept shall compensate Scirex for the time devoted to said activities and reimburse it for expenses incurred. These obligations shall continue beyond the termination of this Agreement with respect to inventions, discoveries and improvements conceived or made by Scirex while providing Services to Corcept pursuant to this Agreement, and shall be binding upon Scirex' assignees and other legal representatives.

                               22. MODIFICATIONS

22.1 No changes may be made in this Agreement except by written Agreement of both parties. It is anticipated that this Master Clinical Development Agreement will be modified from time-to-time by the mutually agreed to addition of Project Exhibits and associated Change Orders.

                                  23. ENTIRETY

23.1 This Agreement, together with attached Project Exhibits and modifications that may be added to this Agreement from time to time, is the entire and complete understanding between the parties in regard to the covered subject matter.


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

                           24. INDEPENDENT CONTRACTOR

24.1 Scirex' relationship with Corcept under this Agreement shall be that of an independent contractor, and nothing in this Agreement or the arrangements for which it is made shall constitute Scirex, or anyone furnished or used by Scirex in the performance of the services contemplated by this Agreement, as an employee, joint venturer, partner, or servant of Corcept. All matters of compensation, benefits and other terms of employment for any employee, agent, subcontractor or other personnel used by Scirex shall be solely a matter between Scirex and such individuals or entity.

                              25. CONTACT PERSONS

25.1 All notices, correspondence, invoices and payments under this Agreement shall be sent as follows:

If to Scirex:                                   If to Corcept Therapeutics Inc.:

Scirex Corporation                              Corcept Therapeutics Inc.
Attn: David Murcar                              Joseph Belanoff, M.D.
Associate Director, Contracts and Proposals     Chief Executive Officer
755 Business Center Drive                       275 Middlefield Road
Horsham, PA 19044                               Menlo Park, CA 94025-3406
Phone: 215/907-0048, ext. 1055                  Phone:  (650) 327-3270
Fax: 215/907-0068                               Fax:  (650) 324-0638

                                  26. NOTICES

26.1 Any notices which either party may be required or shall desire to give hereunder shall be deemed to be duly given when delivered personally or mailed by certified or registered mail, postage prepaid, to the party to whom notice is to be given at the address first given above or such other address or addresses of which such party shall have given written notice.

                                27. SEVERABILITY

27.1 If any provisions hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions of this Agreement shall not be affected thereby.

                               28. GOVERNING LAW

28.1 This Agreement is a California contract. It shall be governed and construed and interpreted in accordance with the laws of California, without reference to principals of conflicts of law.


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

                                   29. WAIVER

29.1 The waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any other provision thereof.

                                  30. CAPTIONS

30.1 Any caption used in this Agreement is inserted for convenience and reference only and is to be ignored in the construction and interpretation of the provisions hereof.

                                  31. SURVIVAL

31.1 The following provisions of this Agreement (in addition to those that specifically so require) shall survive its term or earlier termination: 4.1, 7, 8, 12.3 - 12.5, 13, 14.2, 16.1, 19 - 21, and 28.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

Scirex Corporation                           Corcept Therapeutics Inc.


By: /s/ Mark DiIanni                         By: /s/ Joseph Belanoff

Title: Executive Vice President              Title: CEO

Date: 11 July 2001                           Date: July 12, 2001


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